Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
6001 Hospitality Court	Fax: 919 379 4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300
Pyxus International, Inc. Reports Strong Second Quarter Fiscal 2025 Results
— Strong first half results and solid forward visibility support increased full-year guidance —
— Well-implemented strategies continuing to offset El Niño margin pressures —

Morrisville, NC – November 12, 2024 – Pyxus International, Inc. (OTC Pink: PYYX) (“Pyxus,” the “Company,” "we," or "our"), a global value-added agricultural company, today announced results for its fiscal quarter ended September 30, 2024.

Pieter Sikkel, Pyxus’ President and Chief Executive Officer, stated, "We are pleased to report a solid first half, establishing the necessary foundation to achieve strong full-year results. Our dedicated teams around the world successfully leveraged our global footprint to procure the volumes needed despite a challenging post-El Niño market environment, and maintained the operational discipline required to protect our margins. As a result, we are excited to increase our guidance for both full-year revenues and adjusted EBITDA."

Sikkel continued, "Healthy demand continues, and our business is accelerating as we enter the second half of the year. We are confident in our strategy and expect to continue to utilize our global presence to secure a mix of business, by customer and region, that enables growth, facilitates the capture of operating efficiencies, and optimizes returns on our working capital investments. In the current environment, we have successfully leveraged our presence in Asia and Africa to offset much of the impact of short crops in North and South America, and we expect these investments in inventory to drive profitable second half growth."
Financial Results
The Company reported second quarter sales and other operating revenues of $566.3 million compared to $624.3 million for the prior fiscal year’s second quarter. The change versus prior year primarily reflects a shift in timing of certain shipments, a portion of which were accelerated into the Company’s first quarter of the current fiscal year, with shipments being delayed out of the second quarter being expected to benefit second half results. The 9.3% reduction in second quarter revenue compared to the prior-year second quarter was the result of a volume decline of 23.0%, partially offset by a 14.5% improvement from pricing driven by cost increases.

The Company grew sales and other operating revenues for the first half of the fiscal year by 9.1% to $1.2 billion compared to $1.1 billion in the same period last year. First half growth of $99.8 million reflects 15.6% increase in average sales prices over this period, driven by higher tobacco prices. Our total processed tobacco inventory level increased to $750.6 million as of September 30, 2024 compared to $646.8 million as of September 30, 2023. This additional inventory positions the Company for a strong second half of the fiscal year with potential for earlier shipments.

Our reported gross profit was $75.4 million in the second quarter, or 13.3% of revenues, compared to $88.7 million, or 14.2%, in the second quarter of fiscal 2024. This reduction was expected as it was associated with the shipment of inventory purchased during El Niño market conditions in South America. Certain mitigation initiatives, particularly with respect to the mix of business by region, impacted the second quarter and are expected to benefit margins in the second half of the year. Gross profit per kilogram in the second quarter improved to $0.80 from $0.70 in the prior year’s quarter due to a more favorable customer mix.

Gross profit in the first half of the year was relatively flat at $159.3 million, or 13.3% of revenues, compared to the prior year’s gross profit of $161.8 million, or 14.7%. The impact of El Niño was partially offset by improved gross profit per kilo. The

Company expects margins to improve in the second half as it benefits from operational initiatives designed to offset certain pressures of this El Niño market environment.

Selling, general, and administrative expenses in the second quarter of fiscal 2025 remained well managed and improved to $38.8 million compared to $40.0 million in the second quarter of fiscal 2024. Total first half selling, general, and administrative expenses of $79.5 million were stable compared to $74.1 million in the first half of fiscal 2024. The increase is primarily due to the timing of accrued non-cash compensation.

The Company’s second quarter operating income was $33.0 million as compared to $46.3 million in the prior fiscal year’s second quarter, a reflection of the revenue, gross profit and expense items mentioned above. Second quarter net loss was $3.2 million, which included $6.9 million of pre-tax gain from the Company’s retirement of $34.2 million of principal long-term debt in the quarter.

Adjusted EBITDA in the second quarter was $44.3 million compared to $57.1 million in the year-ago quarter. Adjusted EBITDA through the first half of the fiscal year was $99.3 million compared to $100.8 million in the prior year.
Improved Visibility Prompts Guidance Lift for Fiscal Year 2025
As a result of the strong first half performance, successful implementation of mitigation strategies to address the potential impact of El Niño, and our growing confidence of expected shipping and pricing in the second half, the Company today increased its guidance for fiscal 2025.

The Company’s expectation for total sales is now in the range of $2.15 billion to $2.35 billion as compared to a prior range of $2.1 billion to $2.3 billion; the Company’s expectation for full-year adjusted EBITDA is now in the range of $175 million to $195 million as compared to its prior range of $165 million to $185 million.
Conference Call Details
The Company will hold an earnings conference call and webcast today, November 12, 2024, at 9:00 a.m. EST. Investors and analysts interested in participating in the call are invited to dial (646) 828-8193 or (888) 204-4368 and use conference ID 6796333. The webcast can be accessed at http://investors.pyxus.com.

This release, as well as the Company’s second quarter results presentation, will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, an archived recording will be available on the Company's investor relations webpage shortly after the call.

Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements

Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2024, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; risks and uncertainties related to geopolitical conflicts, including conflict in the Middle East and disruptions affecting Red Sea shipping; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; continued high inflation; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation facing our e-liquids business if its products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to pandemics or other widespread health crises and any related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into the Company's business activities, including but not limited to, leaf tobacco industry buying and other payment practices; and impact of potential regulations to prohibit the sale of cigarettes in the United States other than low-nicotine cigarettes. The Company does not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for the fiscal year ending March 31, 2025 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.

Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2024	2023	2024	2023
Sales and other operating revenues	$566,383	$624,253	$1,201,238	$1,101,345
Cost of goods and services sold	490,914	535,587	1,041,917	939,534
Gross profit	75,469	88,666	159,321	161,811
Selling, general, and administrative expenses	38,875	40,033	79,537	74,096
Other expense, net	3,292	1,089	5,922	3,713
Restructuring and asset impairment charges	224	1,254	327	1,294
Operating income	33,078	46,290	73,535	82,708
Gain on debt retirement	6,855	—	8,178	—
Interest expense, net	35,750	32,947	69,022	63,791
Income before income taxes and other items	4,183	13,343	12,691	18,917
Income tax expense	8,041	7,558	14,160	10,204
(Income) loss from unconsolidated affiliates, net	(585)	(2,111)	(3,148)	47
Net (loss) income	(3,273)	7,896	1,679	8,666
Net (loss) income attributable to noncontrolling interests	(46)	(199)	264	(233)
Net (loss) income attributable to Pyxus International, Inc.	$(3,227)	$8,095	$1,415	$8,899

(Loss) earnings per share:
Basic	$(0.12)	$0.32	$0.06	$0.36
Diluted	$(0.12)	$0.32	$0.06	$0.36

Weighted average number of shares outstanding:
Basic	25,825	25,000	25,683	25,000
Diluted	25,825	25,000	25,683	25,000

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2024	September 30, 2023
Assets
Current assets
Cash and cash equivalents	$123,486	$112,098
Restricted cash	7,446	5,572
Trade receivables, net	226,376	233,679
Other receivables	11,125	27,664
Inventories, net	974,570	877,154
Advances to tobacco suppliers, net	77,999	67,641
Recoverable income taxes	2,988	5,090
Prepaid expenses	43,095	36,844
Other current assets	18,988	15,179
Total current assets	1,486,073	1,380,921
Investments in unconsolidated affiliates	104,403	87,042
Intangible assets, net	31,587	36,251
Deferred income taxes, net	7,121	15,768
Long-term recoverable income taxes	4,008	3,410
Other noncurrent assets	34,916	46,206
Right-of-use assets	32,420	39,139
Property, plant, and equipment, net	136,146	133,717
Total assets	$1,836,674	$1,742,454

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$744,779	$570,036
Accounts payable	152,594	153,152
Advances from customers	75,796	46,056
Accrued expenses and other current liabilities	103,393	93,981
Income taxes payable	13,589	12,585
Operating leases payable	8,279	8,380
Current portion of long-term debt	89	20,232
Total current liabilities	1,098,519	904,422
Long-term taxes payable	2,573	2,678
Long-term debt	489,470	573,959
Deferred income taxes	6,303	10,225
Liability for unrecognized tax benefits	12,510	20,170
Long-term leases	21,617	28,171
Pension, postretirement, and other long-term liabilities	54,923	52,816
Total liabilities	1,685,915	1,592,441
Commitments and contingencies
Stockholders’ equity
Common Stock—no par value:
Authorized shares (250,000 for all periods)
Issued and outstanding shares (24,608, and 25,000)	392,421	390,290
Retained deficit	(253,876)	(249,055)
Accumulated other comprehensive income	7,636	4,539
Total stockholders’ equity of Pyxus International, Inc.	146,181	145,774
Noncontrolling interests	4,578	4,239
Total stockholders’ equity	150,759	150,013
Total liabilities and stockholders’ equity	$1,836,674	$1,742,454

Segment Results

Three Months Ended September 30, 2024 and 2023
	Three Months Ended September 30,
			Change
(in millions, except per kilo amounts)	2024	2023	$	%
Leaf:
Product revenues	$515.8	$585.8	(70.0)	(11.9)
Tobacco costs	428.9	484.7	(55.8)	(11.5)
Transportation, storage, and other period costs	18.0	22.2	(4.2)	(18.9)
Total product cost of goods sold	446.9	506.9	(60.0)	(11.8)
Product revenue gross profit	68.9	78.9	(10.0)	(12.7)
Product revenue gross profit as a percent of sales	13.4%	13.5%

Kilos sold	86.0	111.7	(25.7)	(23.0)
Average price per kilo	$6.00	$5.24	0.76	14.5
Average cost per kilo	5.20	4.54	0.66	14.5
Average gross profit per kilo	0.80	0.70	0.10	14.3

Processing and other revenues	$48.3	$37.3	11.0	29.5
Processing and other revenues costs of services sold	40.1	27.2	12.9	47.4
Processing and other gross profit	8.2	10.1	(1.9)	(18.8)
Processing and other gross profit as a percent of sales	17.0%	27.1%

All Other:
Sales and other operating revenues	$2.2	$1.2	1.0	83.3
Cost of goods and services sold	3.9	1.4	2.5	178.6
Gross loss	(1.7)	(0.3)	(1.4)	(466.7)
Gross loss as a percent of sales	(77.3)%	(25.0)%
	491	566	75

Segment Results

Six Months Ended September 30, 2024 and 2023
	Six Months Ended September 30,
			Change
(in millions, except per kilo amounts)	2024	2023	$	%
Leaf:
Product revenue	$1,105.0	$1,036.8	68.2	6.6
Tobacco costs	912.9	847.7	65.2	7.7
Transportation, storage, and other period costs	42.8	42.8	—	—
Total cost of goods sold	955.7	890.5	65.2	7.3
Product revenue gross profit	149.3	146.2	3.1	2.1
Product revenue gross profit as a percent of sales	13.5%	14.1%

Kilos sold	181.7	197.2	(15.5)	(7.9)
Average price per kilo	$6.08	$5.26	0.82	15.6
Average cost per kilo	5.26	4.52	0.74	16.4
Average gross profit per kilo	0.82	0.74	0.08	10.8

Processing and other revenues	$90.1	$62.8	27.3	43.5
Processing and other revenues costs of services sold	$77.5	47.2	30.3	64.2
Processing and other gross profit	12.6	15.6	(3.0)	(19.2)
Processing and other gross profit as a percent of sales	14.0%	24.8%

All Other:
Sales and other operating revenues	6.1	$1.8	4.3	238.9
Cost of goods and services sold	8.7	1.8	6.9	383.3
Gross loss	(2.6)	—	(2.6)	(100.0)
Gross loss as a percent of sales	(42.6)%	—%
	1,041,917	1,201,238	159,321

Reconciliation of Certain Non-GAAP Financial Measures (1) (Unaudited)

	Three Months Ended			Six Months Ended		Fiscal Year Ended		Last Twelve Months (7)
(in thousands)	September 30, 2024	September 30, 2023	September 30, 2022	September 30, 2024	September 30, 2023	March 31, 2024	March 31, 2023	September 30, 2024	September 30, 2023
Net (loss) income attributable to Pyxus International, Inc.	$(3,227)	$8,095	$(1,537)	$1,415	$8,899	$2,663	$(39,141)	(4,821)	$(14,042)
Plus: Interest expense	37,180	34,034	30,224	71,655	66,400	132,174	118,458	137,429	127,106
Plus: Income tax expense (benefit)	8,041	7,558	(1,210)	14,160	10,204	27,281	34,127	31,237	46,408
Plus: Depreciation and amortization expense	5,065	4,713	4,355	10,192	9,319	19,250	19,137	20,123	18,172
EBITDA (1)	47,059	54,400	31,832	97,422	94,822	181,368	132,581	183,968	177,644
Plus: (Recoveries) reserves for doubtful customer receivables	(35)	116	839	122	251	640	426	511	667
Plus: Non-cash employee stock based compensation	601	—	—	3,632	—	—	—	3,632	—
Plus: Other expense, net	3,292	1,089	1,151	5,922	3,713	9,439	11,023	11,648	14,670
Plus: Restructuring and asset impairment charges (2)	224	1,254	5,310	327	1,294	4,799	6,160	3,832	1,844
Less: Gain on debt retirement	6,855	—	—	8,178	—	15,914	—	24,092	—
Plus: Debt restructuring (3)	—	35	650	—	175	330	5,496	155	5,021
Plus: Pension retirement expense (4)	—	—	2,724	—	—	12,008	2,724	12,008	—
Plus: Other adjustments (5)	6	219	363	15	511	1,247	397	751	826
Adjusted EBITDA (1)	$44,292	$57,113	$42,869	$99,262	$100,766	$193,917	$158,807	$192,413	$200,672

Total debt						$1,017,340	$1,001,049	$1,234,338	$1,164,227
Less: Cash and cash equivalents						92,569	136,733	123,486	112,098
Net Debt (1)						$924,771	$864,316	$1,110,852	$1,052,129
Net Debt /Adjusted EBITDA (1)						4.77x	5.44x	5.77x	5.24x

Adjusted EBITDA (1)						$193,917	$158,807	$192,413	$200,672
Interest expense						132,174	118,458	137,429	127,106
Interest coverage						1.47x	1.34x	1.40x	1.58x

Net cash (used in) provided by operating activities	$(28,093)	$30,254	$(44,178)	$(280,269)	$(255,420)	$(214,970)	$(137,822)	$(239,819)	$(106,574)
Capital expenditures	(4,687)	(5,564)	(3,216)	(9,784)	(9,225)	(21,043)	(16,307)	(21,602)	(20,106)
Collections from beneficial interests in securitized trade receivables (6)	69,856	48,877	30,741	101,597	79,296	175,911	165,262	198,212	168,349
Free Cash Flow (1)	$37,076	$73,567	$(16,653)	$(188,456)	$(185,349)	$(60,102)	$11,133	$(63,209)	$41,669

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Free Cash Flow as presented may not equal column or row totals due to rounding.

(2) Amounts incurred during the fiscal year ended March 31, 2024 included employee separation charges primarily related to changes in the corporate organizational structure and the continued restructuring of certain leaf operations and asset impairment charges primarily related to continued restructuring of certain non-leaf agriculture operations. Amounts incurred during the fiscal year ended March 31, 2023 included employee separation and asset impairment charges primarily related to the restructuring of certain non-leaf operations and related inventory write-offs classified within cost of goods and services sold in the Company's condensed consolidated statements of operations.

(3) Amounts incurred during the fiscal year ended March 31, 2023 included legal and professional fees incurred in connection with debt exchange transactions completed by the Company in February 2023 and with the amendment and extension of the Company's former delayed-draw term loan.

(4) During the fiscal year ended March 31, 2024, the Company terminated one of its defined benefit pension plans in the U.K. ("U.K. Pension Plan"). The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's condensed consolidated statements of operations. During the fiscal year ended March 31, 2023, the Company settled benefits with vested participants in the U.S. defined benefit pension plan ("U.S. Pension Plan") that elected a lump sum payout and made a cash contribution to fully fund the U.S. Pension Plan's liabilities in preparation to purchase a group annuity contract to administer future payments to the remaining U.S. Pension Plan participants. This adjustment includes pension settlement charges incurred during the fiscal year ended March 31, 2023 and were classified as loss on pension settlement expense and selling, general, and administration expenses in the Company's condensed consolidated statements of operations.

(5) Includes the following items: (i) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (ii) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), (iii) the subtraction of a one-time interest receipt related to a legal settlement in South America during the three months ended June 30, 2022, (iv) the subtraction of the Adjusted EBITDA of the industrial hemp operations, which is calculated on the same basis as Adjusted EBITDA presented in this table, and (v) the subtraction of the loss incurred on the deconsolidation or disposition of certain non-leaf tobacco businesses.

(6) Represents cash receipts from the beneficial interests on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the condensed consolidated statements of cash flows.

(7) Items for the twelve months ended September 30, 2024 are derived by adding the items for the six months ended September 30, 2024 as presented in the table and the fiscal year ended March 31, 2024 and subtracting the items for the six months ended September 30, 2023. Items for the twelve months ended September 30, 2023 are derived by adding the items for the six months ended September 30, 2023 and the fiscal year ended March 31, 2023 and subtracting the items for the six months ended September 30, 2022.